EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Mossimo, Inc.

We consent to the incorporation by reference in the registration statement (No. 333-10071) on Form S-8 of Mossimo, Inc. of our report dated March 24, 2005, with respect to the consolidated balance sheets of Mossimo, Inc. as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the years in the three-year period ended  December 31, 2004, which report appears in the December 31, 2004, annual report on Form 10-K of Mossimo, Inc.

/s/ KPMG LLP
Los Angeles, California
March 31, 2005